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                     BROWN DISC PRODUCTS COMPANY, INC.
                       1996 STOCK COMPENSATION PLAN

SECTION 1.  PURPOSE OF THE PLAN AND CERTAIN DEFINITIONS.

 1.1. The purpose of the 1996 Stock Compensation Plan (the "Plan") is to aid BROWN DISC PRODUCTS COMPANY, INC., a Colorado corporation (the"Corporation") and its subsidiaries, if any, by providing an "employee benefit plan" within the meaning of that term in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), for use by the Board of Directors or a Committee of the Board (such Committee or the Board of Directors acting as the Committee being herein called the "Committee") and, at the discretion of said Committee, to compensate officers, directors, employees and other individuals acting in the place of employees of the Corporation or its subsidiaries as professionals, consultants and/or advisers to the Corporation, in each instance as designated from time to time by the Committee (such persons being individually called a "Plan Participant" and collectively the "Plan Participants").

 1.2. For purposes of the Plan, a "subsidiary" of the Corporation shall be any corporation in which the Corporation at the time of a compensation award hereunder owns or controls, directly or indirectly, at least fifty percent (50%) or more of the outstanding voting capital stock.

 1.3. Compensation issuable under the Plan to Plan Participants shall be payable in shares of the Corporation's common stock, no par value (the "Common Stock"), in lieu of cash compensation and shall be issued solely in payment for the value of services actually rendered to the Corporation by the Plan Participant. Shares issued hereunder shall be valued at the fair market value thereof on the date such shares are authorized to be issued to a specified Plan Participant by the Committee for designated services rendered, or to be rendered, in a specified dollar amount. In determining the fair market value of any payment in Common Stock issued under this Plan from time to time, the Committee shall take into consideration the quoted prices in the public market for the Common Stock on the date such shares are authorized for issuance by the Committee and, if deemed applicable by the Committee to its determination of fair market value, a reasonable discount to quoted market prices not exceeding 25% of the low bid price on the date of such authorization if such discount is deemed appropriate by the Committee to allow for price volatility and/or possible lack of liquidity based on reported price and trading volume in the public market for the Common Stock when compared to the number of shares and any applicable forfeiture or restrictive provisions authorized for issuance to a Plan Participant in accordance herewith.

 1.4. Compensation paid in Common Stock under this Plan may be issued only with respect to services of the type for which shares pursuant to an employee benefit plan may be registered on Form S-8 under the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto, as the same are in effect at the date this Plan is adopted by the Board of Directors and as said Form S-8 and such rules and regulations may be amended from time to time hereafter during the term of this Plan. In no event shall any compensation be payable hereunder: (i) for services which are either directly or indirectly related to the offer or sale of securities in a capital-raising transaction by the Corporation; or (ii) for the sale of goods, merchandise, products, tangible assets or other personal property. Shares of Common Stock authorized by this Plan may be issued as compensation only upon the execution of an agreement by the recipient of such shares to accept the same in lieu of all or a designated portion of cash compensation otherwise payable for such services.



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 1.5. Each prospective recipient of a payment of shares of Common Stock under this Plan shall not, with respect to such payment, be deemed to have become a Plan Participant, or to have any rights with respect to such payment, until and unless such recipient shall have executed an agreement or other instrument evidencing the payment in form and substance acceptable to the Committee and delivered a fully executed copy thereof to the Corporation, and otherwise complied with any then applicable terms and conditions of the payment.

 1.6. Subject to the provisions of this Plan, shares or interests in shares of Common Stock issued as compensation under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which such shares are issued, or, if later, the date on which any applicable restriction or performance condition and period shall lapse without a requirement of forfeiture.

SECTION 2.  ADMINISTRATION.

 2.1. The Board of Directors of the Corporation (the "Board") shall designate a Committee of not less than two directors (the "Committee") who shall serve at the pleasure of the Board. In lieu of designating such
members, the Board as a whole may elect to act as the Committee.   No member
of the Committee shall be eligible to participate in the Plan while serving on the Committee, and each member of the Committee shall conform to such other qualifications as shall be necessary for payments of Common Stock compensation under the Plan to be exempt from the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") by virtue of the provisions of Rule 16b-3 thereunder as the same shall be amended from time to time.

 2.2. The Committee shall have full power and authority, subject to such resolutions not inconsistent with the provisions of the Plan as may be issued or adopted by the Board, to authorize the issuance of Common Stock as compensation for services in accordance with this Plan to eligible Plan Participants designated by the Committee from time to time. In furtherance of such powers:

      (a) The Committee shall interpret the provisions of this Plan and any payments of Common Stock compensation issued under the Plan (and any agreements relating thereto) and supervise the administration of the Plan.

      (b) The Committee shall: (i) select the Plan Participants to whom Common Stock compensation may from time to time be granted hereunder; (ii) determine the number of shares and the fair market value thereof for each payment of Common Stock compensation granted hereunder; (iii) determine any other terms and conditions of such Common Stock compensation payments, not inconsistent with the provisions of the Plan (including but not limited to any restrictions or forfeiture conditions relating to the performance of services by the Plan Participant); (iv) determine whether, to what extent and under what circumstances a Common Stock payment of compensation hereunder may be deferred either automatically or at the election of the Plan Participant under a written agreement; and (v) approve any agreement executed by Plan Participants and the Corporation in accordance with this Plan.

      (c) All decisions made by the Committee pursuant to the provisions of the Plan and related orders or resolutions of the Board (as and to the extent permitted hereunder) shall be final, conclusive and binding on all persons, including the Corporation, its shareholders and Plan Participants.





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SECTION 3.  STOCK SUBJECT TO THE PLAN.

 3.1. The total number of shares of Common Stock of the Corporation available for payment of compensation under the Plan is Five Hundred Thousand
(500,000) shares.   Such shares may consist, in whole or in part, of
authorized and unissued shares or treasury shares. If any shares that have been issued as compensation hereunder cease to be outstanding as a result of any forfeiture or failure to satisfy restrictive conditions of a payment, such shares shall again be available for compensation payments under the Plan.

 3.2. In the event of any merger, reorganization, consolidation, recapitalization, stock split, stock dividend, extraordinary cash dividend, or other change in corporate structure affecting the Common Stock, such adjustment shall be made in the aggregate number of shares which may be issued under the Plan as may be determined to be appropriate by the Committee, in its sole discretion; provided that the number of shares subject to any compensation payment shall always be a whole number. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and performance criteria relating to, payments of compensation hereunder in recognition of unusual or nonrecurring events affecting the Corporation, the financial statements of the Corporation, the services to be rendered by a Plan Participant, or in response to changes in applicable laws, regulations or accounting principles.

SECTION 4.  STOCK CERTIFICATES AND CERTAIN RESTRICTIONS.

 4.1. To the extent deemed necessary by the Committee, acting upon the advice of counsel to the Corporation, stock certificates issued under the Plan may bear an appropriate legend referring to any applicable restrictions under the Securities Act. In such event, the Committee may require any Plan Participant receiving shares pursuant to a Common Stock payment of compensation under the Plan to represent to and agree with the Corporation in writing that such Plan Participant is acquiring the shares without a view to distribution thereof.

 4.2. To the extent deemed necessary by the Committee, stock certificates issued under the Plan may bear an appropriate legend referring to the any restrictions applicable to any such payment, substantially in the following form:

 "The transferability of this certificate and the shares represented hereby are subject to the terms and conditions
 (including forfeiture) of the Corporation's 1996 Stock
 Compensation Plan and an Agreement entered into between the registered owner and the Corporation. Copies of such Plan and Agreement are on file in the principal offices of the Corporation."

 4.3. If deemed appropriate by the Committee, the Committee may require that the stock certificates evidencing shares subject to forfeiture or other restrictions be held in custody by the Corporation until the restrictions thereon shall have lapsed, and may require, as a condition of any restricted payment, that the Plan Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such payment.







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SECTION 5.  AMENDMENTS AND TERMINATION.

 5.1. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would:

      (a) impair the rights previously granted to any Plan Participant without the Plan Participant's consent;

      (b) except with approval of shareholders of the Corporation within one year after the same is proposed, increase the total number of shares available for the purpose of the Plan;

      (c) amend the Plan or an agreements thereunder in a manner that would render the shares of Common Stock covered by the Plan to become ineligible for registration on Form S-8 under the Securities Act (except in the event Form S-8 shall be revoked by the Securities and Exchange Commission);

      (d) amend the Plan in a manner that would cause payments of Common Stock compensation under the Plan to become subject to the provisions of Section 16(b) of the Exchange Act (except in the event Rule 16b-3 thereunder shall be revoked by the Securities and Exchange Commission);

      (e) otherwise materially increase the benefits accruing to Plan Participants under the Plan or materially modify the requirements as to eligibility for participation in the Plan.

 5.2 The Committee may amend the terms of any Common Stock payment theretofore granted under this Plan, prospectively or retroactively, but no such amendment shall impair the rights of any Plan Participant without such Plan Participant's consent.

SECTION 6.  OTHER PROVISIONS.

 6.1. Nothing in the Plan shall confer upon any Plan Participant the right to continue in the employment of the Corporation or any of its subsidiaries or affect any right that the Corporation or any of its subsidiaries may have to terminate the employment of any such employee.

 6.2. A Plan Participant shall have no rights as a shareholder until he or she becomes the registered holder of record of Common Stock certificates delivered under the Plan. The Corporation shall have no liability to any Plan Participant for any delay in the issuance and delivery of such Common Stock certificates; provided, however, that in the event of any unanticipated delay in the issuance and delivery of shares authorized for issuance under the Plan, in appropriate circumstances the Committee in its discretion may adjust the number of share so issued to compensate for any loss to the Plan Participant arising from a decline in the fair market value of shares issued as a result of said unanticipated delay.

 6.3. If any Plan Participant receiving a payment of Common Stock compensation hereunder is an employee of the Corporation, such Plan Participant shall make arrangements satisfactory to the Committee to pay to the Corporation, in the calendar quarter of such payment, any Federal, state or local taxes required to be withheld from the employee with respect to such compensation. If such employee shall fail to make such tax payments as are required, the Corporation and its subsidiaries shall, to the








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extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Plan Participant.

 6.4. The Plan shall be effective on the date it is approved by the Board of Directors, but its continuance shall be subject to the approval, obtained in accordance with Rule 16b-3(b) of the Exchange Act (if so required), of the holders of a majority of all outstanding shares of Common Stock within twelve months after the date the Plan is adopted by the Board. Any stock compensation payments proposed for issuance before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within twelve months after the Plan is adopted by the Board.

 6.5. The validity, construction and effect of the Plan and any action taken or relating to the Plan shall be determined in accordance with the laws of the state of Colorado and applicable federal law of the United States.

 6.6 No payments of compensation hereunder shall be granted pursuant to the Plan after the tenth anniversary of the earlier of either the date the Plan is adopted by the Board or the date the Plan is approved by the shareholders of the Corporation, but payments of compensation theretofore granted may extend beyond that date.

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